Exhibit (a)(1)(M)

FORM OF E-MAIL CONFIRMING THAT ELIGIBLE HOLDER

HAS ELECTED NOT TO PARTICIPATE

We show that you have elected not to participate in the offer or have indicated “No” on the election form.

We want to make sure that you understand that your “No” election means:

1.                                       You agree that you will pay all additional federal and state taxes, including Section 409A taxes, resulting from the affected options;

2.             You decline the amendment of your eligible option; and

3.             You decline the cash payment, if applicable, in January 2008.

If the above is not your intent, we encourage you to log into the offer website before Monday, September 10, 2007 at http://home/Departments/Legal/Pages/StockTenderOffer.aspx using your username and password.

If you have questions, please e-mail sknox@sonusnet.com and include your telephone number, and we will call you.  You may also call Sharon Knox at (978) 614-8572.